Exhibit 10.3

DISTRIBUTION AGREEMENT

This Agreement and the attached Standard Terms (collectively, the “Agreement”) are dated as of September 30, 2015 and set forth the terms of the Agreement between FONU2, Inc. doing business as Moon River Studios, Inc. (“Owner” or a “Party”) of 135 Goshen Road Ext., Suite 205, Rincon, Georgia 31326 and Magna Entertainment (“Magna” or a “Party”) (and together with the Owner, collectively, “Parties”) with respect to Owner’s engagement of Magna as agent in connection with the distribution and exploitation of the motion picture “Yellow.” The motion picture (written by Nick Cassavetes and Heather Wahlquist, directed by Nick Cassavetes and starring Heather Wahlquist, Sienna Miller, Melanie Griffith, Lucy Punch, Ray Liotta, Gena Rowlands…), currently titled Yellow (“Picture”) shall be distributed on the following terms and conditions:

1) Engagement	Magna will be exclusive Owner’s agent for all sales, licensing, distribution, and other exploitation of the Picture in the Territory (as defined below) across all Licensed Media (as defined below). Magna will also have the right to advertise and promote, and arrange for the advertising and promotion of, the Picture.

2) Territory	Worldwide.

3) Term	The period beginning on execution of the Agreement and continuing for two (2) years from completion of materials delivery, with successive one (1) year extensions unless either Party ceases such extensions on sixty (60) days advance written notice to the other Party. For clarity, after expiration or termination of the Term, Magna will continue to receive its fee in connection with all exploitation of the Picture arranged by Magna during the Term for any agreements mutually agreed upon.

4) Licensed Media

All forms of exploitation, whether on a free, paid or subscription basis, or otherwise, including without limitation:

(a)     theatrical

(b)     via all forms of Internet Protocol delivery to all IP-capable devices;

(c)     via all forms of video-on-demand and pay-per-view;

(d)     via all modes of television exhibition;

(e)     via traditional distribution of home video devices;

(f)      via so called “disc on demand,” “manufacture on demand,” and similar fulfillment services;

(g)     to hotels, educational institutions, libraries, hospitals and corporate locations;

(h)     to airlines, ships, oil rigs and military bases registered in and/or flying the flag of any part of the Territory.

5) Gross Receipts	All sums received by Magna in connection with all sales, licensing, distribution and exploitation of the Picture hereunder.

6) Magna Fee	As partial consideration for Magna entering into this Distribution Agreement, the Owner shall have assumed and hereby fully guarantees $696,128.73 of indebtedness of Medient Studios, a predecessor to the Owner, to an entity that may be deemed an affiliate of Magna (which the Owner represents such funds were used by Medient Studios in connection with production expenses of the film “Yellow”) and the Owner shall immediately exchange such $696,128.73 of indebtedness for an 8% Senior Convertible Exchange Note of the Owner in the aggregate principal amount of $696,128.73 made payable to Magna, the form of which is annexed hereto as Exhibit 1. Upon the Owner’s recoupment and receipt of all distribution fees owed to it from the release of the film “Yellow”, and the payment of all obligations of the Owner to Magna pursuant to the Exchange Note, the balance of all remaining funds received by the Owner as a result of the distribution of the film Yellow, shall be paid to Medient and/or its debtors.

7) Print & Advertising Spend	For clarity, the budget for the Print & Advertising spend of the Picture, including without limitation the theatrical exhibition, and all promotion of the Picture, shall be mutually determined and agreed in advance by Owner and Magna. Owner hereby approves Magna’s theatrical distribution of the Picture via Screen Media.

8) Additional Owner Representations

Owner hereby represents and warrants that the claims of breach of contract, breach of covenant and fair dealing, fraudulent misrepresentation, and negligent misrepresentation that were filed against Nick Cassavetes, a producer of the Picture, in Los Angeles Superior Court on December 18, 2012 by plaintiffs John Thomas and Twinspin Music, naming Owner as a defendant, have been fully and adequately resolved and that no further action is, or will be, taken by any party in connection with any such claims. Further, Owner represents that it is the exclusive owner of the worldwide distribution rights for the Picture. The foregoing representations shall be in addition to any other representations made by Owner in this Agreement and any addendum hereto.

9) Allocation of Receipts

1.    Except as otherwise agreed, first, Magna will deduct and retain from Gross Receipts all funds until all obligations to Magna under the Note and is paid in full:.

2.    After item 9.1 is fully satisfied, from Gross Receipts, Owner shall receive One Hundred Percent (100%) of further remaining sums pursuant to the payment terms as per the Agreement (“Net Receipts”).

All payments of Net Receipts to the Owner shall be made within thirty (30) days of actual receipt by Magna.

STANDARD TERMS

10) Appointment	Owner appoints Magna to act as Owner’s agent in connection with all sales, licensing, distribution and other exploitation of the Picture throughout the Territory and for the Term in the Licensed Media, in all formats and versions (including, without limitation, versions formatted for television as well as segments or episodes derived from the Picture), as further set forth in this Agreement and these Standard Terms. Magna shall additionally have the right to advertise and promote the Picture, and arrange for the advertising and promotion of the Picture, in all media now known or hereafter devised (the “Advertising Rights”). For clarity, capitalized terms used herein that are not defined shall have the meaning assigned to them in the Cover Sheet.

11) Accounting, Reporting & Payment

Magna will make available accounting statements to Owner’s account via email, and will deliver to Owner payment of Net Receipts (if any) to the reporting and payment contact in accordance with paragraph 9 of the Agreement. All statements submitted to Owner shall include, at a minimum, transactional data and revenues generated by the Picture as reported to Magna by each such licensee of the Picture, and all expenses incurred hereunder.

Owner shall have the right, upon at least thirty (30) days prior written notice, to audit Magna’s books and records solely related to the Picture, at Magna’s regular place of business and during Magna’s regular business hours. Such right to audit is limited to the Picture, and under no circumstances shall Owner have the right to examine records relating to Magna’s business generally, or with respect to any other titles or content. Such audit shall be conducted by an independent certified accountant at Owner’s sole cost and expense, and not more frequently than once per year. No statement may be audited more than once and no such audit shall be conducted in a manner that unreasonably interferes with Magna’s business.

12) Residuals & Third Party Participations	Owner is responsible for any and all residual and other additional or supplemental payments payable to any union, guild or other entity (e.g., SAG, DGA, WGA) required to be made by reason of the exploitation of the Picture and the advertising rights as set forth herein. Owner is responsible for paying all third party participations granted by Owner in connection with the Picture.

13) Delivery	All necessary clearance, preparation, and delivery to Magna of such materials necessary for the reasonable and efficient distribution and exploitation of the Picture (“Materials”) shall be at Owner’s sole cost and expense. Owner acknowledges and agrees that Owner’s failure to timely deliver Materials may prevent Magna from making the Picture available for distribution, and any delayed performance or non-performance by Magna arising from (i) Owner’s failure to meet its delivery obligations of the Materials hereunder, or (ii) the failure of the video elements of the Picture or any trailers for the Picture to meet quality control standards of any licensee shall not be a breach hereof by Magna.

14) Source Copy Loss or Damage	Owner is solely responsible for creating and retaining copies of the Picture or other Materials prior to submitting them to Magna. Magna shall not be responsible for any loss of or damage to physical elements of the Picture or other Materials submitted to Magna under any circumstances or for any reason whatsoever, provided such loss or damage is not the result of Magna’s negligence or willful misconduct.

15) Editing	Magna will not edit, and will not permit third parties to edit the Picture except for the following purposes: (i) to prepare closed captioned, subtitled and/or dubbed versions the Picture; (ii) to avoid legal liability or conform the Picture to applicable laws, standards and practices; (iii) if applicable, to insert interstitial advertisements; (iv) if applicable, to compress the Picture and/or the credits as required by any third party licensee in connection with time limitations in a manner customary in the television industry; (v) to create clips, excerpts and segments for promotional use or in connection with serialized exhibition of the Picture; and, (vi) if necessary, to create advertising and publicity materials for the Picture, including without limitation trailers, still photos and customized metadata.

16) Magna Logo	Magna shall be entitled to insert its trade names and/or logos before the main titles of the Picture and after the end titles of the Picture, and to insert such trade names and/or logos in all commercialization thereof and/or paid advertising related thereto. At Magna’s option, it shall have the right to one additional logo to be added to the end titles. In addition, Magna shall have the right to assume two (2) executive producer credits on the Picture.

17) Publicity	Other than as required by law, Owner shall not, without Magna’s prior written consent, issue any press release or other publicity relating to the Agreement or reference any trade name, trademark, logo, or commercial symbol of Magna or its affiliated entities in brochures, websites, advertisements, email communications, client lists or any other promotional materials, and/or otherwise except as provided in these Standard Terms. The foregoing shall not prevent Owner from making incidental, non-derogatory references to the existence of the relationship between the Parties hereunder in general interviews, provided that such references do not violate the Confidentiality provision set forth below.

18) Confidentiality	Other than as required by law, governmental authority, or to enforce its rights hereunder, neither Party will, without the express written consent of the other Party, disclose the terms of the Agreement or any other business information shared by the other Party which should reasonably be understood to be confidential, except to its attorneys, agents, accountants, investors, lenders, or directors on a “need-to-know” basis, provided that such persons are similarly required to keep such information confidential.

19) Waiver	No waiver by either Party of any provision of the Agreement, or of any breach or default by the other Party shall constitute a continuing waiver, and no waiver shall be effective unless made in a signed writing.

20) Representations & Warranties	Each of the Parties represents and warrants the following: (i) that it is a duly organized, validly existing corporation or other legally recognized business organization in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) that it has the full legal right, power, and authority to execute this Agreement and to perform its obligations hereunder, and the consent of no other person or entity is necessary in connection with the foregoing. Owner further represents and warrants that it has obtained all rights and clearances necessary to exploit the Picture and all elements contained therein (as further set forth in the attached Schedule 1 and incorporated by reference herein) and that Owner has not entered into and will not enter into any agreement in conflict with Magna’s rights hereunder.

21) Disclaimer	Magna agrees to use good faith efforts to generate exposure for the Picture and to maximize revenue from the sales, licensing, distribution and other exploitation of the Picture. However, Magna makes no representations or warranties that it will obtain opportunities to exploit the Picture or generate any minimum amount of revenue.

22) Insurance	Owner shall obtain, or cause to be obtained, a standard producer’s and distributor’s errors and omissions liability insurance policy in connection with the Picture, with minimum coverage limits in the amount of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate. Upon request, Owner shall provide Magna with proof of such coverage, and a certificate naming Magna or sub-distributor as additional insured, in a form acceptable to Magna.

23) Indemnification	Each Party (an “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other Party and such other Parties, control persons (as defined under the Federal Securities Laws), affiliates, officers, attorneys, members, directors, equity and/or debt holders, employees, agents, representatives and the other related persons (an “Indemnified Party”) from and against any third party claim, action, judgment or liability of any kind arising out of or in connection with any breach of any representation, warranty or agreement made by the Indemnifying Party in the Agreement or these Standard Terms or any addenda thereto. By way of example, any cost or liability that results from Owner’s failure to clear the Picture or to own or control the applicable rights will be Owner’s sole responsibility.

24) Governing Law	This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

25) Severability	If any provision of the Agreement shall be determined by any court of competent jurisdiction to be void and unenforceable, all other provisions of the Agreement shall nevertheless continue in full force and effect.

26) Complete Agreement:

This Agreement contains the full and complete understanding between the Parties and supersedes all prior agreements and understandings, and cannot be modified except in a writing signed by both Parties.

SIGNATURE PAGE TO FOLLOW

By signing below, the Parties agree to the terms set forth in this Agreement including the Standard Terms that are incorporated herein by this reference. In the event of a conflict between the Agreement and the Standard Terms, the terms of the Agreement shall prevail:

Magna Entertainment	Fonu2, Inc.

Name:	Name:	Roger Miguel
Title:	Title:	Chief Executive Officer